MEMORANDUM

BY: Fax: _______________ and EMAIL: deal@optonline.net
To: Henry Val, CEO
Nevada Holding Group Inc. (symbol: NVHG)
C/O 419 Park Avenue Suite 1302 NY, NY
Telephone: 212-684-2111 Fax: 212/481/5122 E-mail: deal@optonline.net
From: Reich Brothers, Inc. / Izzy Goldreich, President
Subject: Referral Fee and NC/NDA
Re: Acquisition of Company
Date: 9/14/2004
Page: 1 of 7

About Reich Brothers, Inc. (RB or Reich Brothers)
Reich Brothers mission is to bridge technology, media, marketing and finance acting as the gateway between technology companies, the entertainment industry and media – advertising – marketing industries domestically and internationally. These industries need each other for growth but traditionally need effective intermediaries to facilitate bridging them together. Reich Brothers facilitates business development, corporate finance, strategic alliances and joint ventures in order to enhance products and services developed and manufactured by third parties. Reich Brothers realized that there was a need for financial expertise, international contacts and credibility in multiple industries.

WHEREAS, In regard to Reich Brothers, Inc. – Izzy Goldreich (herein referred to as 'RB') introduction(s) with consideration of a possible business relationship, Nevada Holding Group Inc. (symbol: NVHG) (herein referred to as 'Company,' 'NVHG,') has received or will receive identification ("Exhibit A - Statement of Fact") in writing of one or more candidates for a potential business combination, trading symbols on public companies, names of private company(ies) contacts, financial contacts, investment and venture capital relationships, business plans and concepts, marketing, advertising, direct response television, event planning & corporate sponsorship concepts and contacts, film, television, music, new media, digital media, Internet production concepts, products, product samples or prototypes, banking or lending institutions, trusts, corporations, companies, investors, individuals, lenders or borrowers, buyers or sellers (herein referred to as "Prospect(s)"), NVHG - and you, or your nominee, or any affiliated company or person acting on behalf of you, NVHG, or your nominee, directly or indirectly, wish to negotiate or consult with said prospect and ultimately, a legal binding transaction is effected with the prospect, either by cash, equity, equity investment, debt investment, acquisition, consolidation, merger, purchase of assets or through any form or union with NVHG, you, your nominee, or any affiliated company or person acting on behalf of you or NVHG, by virtue of this Agreement recognizes RB as the "Finder of Record," acknowledge hereby that RB is deemed a "Party-in-Interest" to the proposed transaction(s) and are further deemed to be principal parties to any closing or series of closings required to fully effect any transaction(s) contemplated hereby and will protect RB's position with respect to the Fee(s), as listed in the Fee Schedule below.

COMPENSATION - FEE SCHEDULE
Compensation: (a) Retainer Fee: $25,000; RB is willing to accept the retainer fee in the form of 250,000 free-trading common shares of stock @ $0.10 a share of Nevada Holding Group Inc.

(symbol: NVHG); Referral - Finders Fee: (b) In the event RB introduces Company to sources who provide capital, initiate a strategic alliance or joint venture for the Company (the "Transaction"), Company shall deliver to RB in exchange for such Transaction a percent of the proceeds or Transaction value equal to ten-percent (10.0%) for any equity financing, inclusive of strategic alliances or joint venture based Transactions. For debt based financing Transactions, the Finders Fee shall be ~~eight percent (8.0%)~~ for any debt based Transactions inclusive of strategic alliances or joint venture based debt Transactions. In the case where the Transaction is made in stock, the full fee to RB will be paid as stock under the same terms and conditions pursuant to the Transaction.

3%

Net

(c) In the event that Company is introduced by RB to sources who enter into a revenue-producing contract, fee-sharing arrangement, or similar agreement, Company agrees to pay to RB a fee equal to five-percent (5%) of total ~~gross~~ proceeds of such agreements. This obligation shall survive for a period of (10) years from the date of execution of said agreement, during which time RB shall have the right to perform an audit of the Company's books and records once annually.

All compensation paid to RB pursuant to this Agreement will be based upon the valuation of the Transaction, the total financing facility amount, or enterprise value of any joint venture or strategic alliance pursuant to the Transaction and will be delivered to RB upon the closing of said Transaction and if applicable, the Company's receipt of good funds. All such compensation will include any deferred payments, payouts, earn-outs, or subsequent financing the merger, acquisition, or strategic alliance candidate shall receive for a period ending ten years from the date of this Agreement for any party introduced by RB to Company ("Subsequent Transactions") as provided in Exhibit A, and as may be amended from time to time. The Company shall pay to RB all compensation fees directly from the proceeds of any Transaction or Subsequent Transactions and warrants it will list RB as a payee in all closing documents for a period of ten years from the date of this Agreement. All said shares, warrants, options or securities provided to RB by Company shall be fully-paid (exclusive of warrants or options), non assessable, non-cancelable and free and clear of any encumbrances and will be subject to normal anti-dilution provisions and carry demand registration rights. All transference of shares to RB by Company shall be made via DTC or the DWAC system, or by certified stock certificates sent via courier and Company warrants that it will provide piggyback registration right and register said shares, options or warrants in form SB-2 or similar registration statement in the name of and to the accounts designated by RB.

If the foregoing correctly sets forth the understanding between NVHG and RB with respect to the foregoing, please so indicate by signing in the place provided below, at which time this Letter shall become a binding agreement.

______________________________ Agreed, accepted and dated: ____________

______________________________ Title: ______ - Nevada Holding Group Inc. (symbol: NVHG)

______________________________ Agreed, accepted and dated: 9/20/04

Izzy Goldreich, President – Reich Brothers, Inc.

204 West 55th Suite 301 New York, NY 10019
Tel: 212-956-3770 Fax: 212-956-3740 Email: Services@ReichBrothers.com Internet: www.ReichBrothers.com

Confidentiality, Non-Disclosure and Non-Circumvention Agreement

This letter shall serve to confirm the Agreement made by and between Reich Brothers, Inc., a Delaware Corporation ("RB"), on its own behalf and on behalf of its owners, employees, agents and affiliates, and Nevada Holding Group Inc. (symbol: NVHG) (herein referred to as 'Company,' 'NVHG,') a corporation with offices located at c/o 419 Park Avenue Suite 1302 NY, NY Telephone: 212-684-2111 Fax: 212-481-3122 E-mail: deal@optonline.net Internet: ______________, on its own behalf and on behalf of its owners, employees, agents and affiliates.

In connection with consideration of a possible business relationship, NVHG has received or will receive identification ("Statement of Fact") in writing of one or more candidates for a potential business combination, trading symbols on public companies, names of private company(ies) contacts, financial contacts, investment and venture capital relationships, business plans and concepts, marketing, advertising, direct response television, event planning & corporate sponsorship concepts and contacts, film, television, music, new media, digital media, Internet production concepts, products, product samples or prototypes, banking or lending institutions, trusts, corporations, companies, investors, individuals, lenders or borrowers, buyers or sellers ("Prospect(s)"), and will be provided with access to certain oral and written (whether or not designated as "proprietary" and/or "confidential") material and information concerning the Prospects being referred by RB collectively, the ("Evaluation Material"). RB is acting as a "finder" for compensation with respect to the Prospect(s) it refers to NVHG. In consideration for RB furnishing NVHG with identification of the Prospect(s), and access to Evaluation Material, NVHG and its owners, employees, agents and affiliates agree to treat the Prospects and Evaluation Material in accordance with the following provisions:

1. RB shall not be obligated to provide NVHG any Prospect or information which RB deems inappropriate, in its sole discretion.

2. The term "Evaluation Material" does not include information which, (i) was or becomes generally available to the public other than as a result of a disclosure by NVHG or its affiliates, directors, officers, employees, agents or advisors, or Other Recipients (as defined below), or (ii) was or becomes available to NVHG on a non-confidential basis from a source other than RB and the identification of the Prospect, provided, however, that such source is not itself bound by a confidentiality agreement with, or any other legal or fiduciary obligation to, RB and did not receive such identification of the Prospect or the information, directly or indirectly, from a person or entity so bound.

3. NVHG hereby agrees that, during the term of this Agreement and for a period of 18 months following its termination, it will at all times keep the identity of the Prospect and the Evaluation Material confidential and NVHG will not, without prior written consent of RB: (i) contact the Prospect directly or indirectly without the express written consent of RB; (ii) use, for NVHG or on behalf of any other person, any portion of the Evaluation Material for any purpose except the sole purpose of evaluating a potential business relationship with the Prospects; (iii) disclose the Prospect or any portion of the Evaluation Material to any person; or (iv) otherwise use the Evaluation Material in any manner detrimental to the Prospect, RB or their respective affiliates; provided, however, that any of such information may be disclosed to NVHG officers and employees and representatives of NVHG who are necessary to assist NVHG in evaluating any such possible business relationship between the Prospect and NVHG (such advisors, together

with their affiliates, are referred to as "Other Recipients") provided, that such directors, officers, employees and Other Recipients shall be informed by NVHG of the confidential nature of such information and shall agree, by execution of a counterpart of this Agreement which shall be promptly delivered to RB, to treat such information confidentially in accordance with this Agreement. It is understood that NVHG agrees to cause such directors, officers, employees and Other Recipients to comply with this Agreement and that NVHG are responsible for any breach of this Agreement by them.

4. In the event that NVHG or any Other Recipient is requested in a judicial, administrative or governmental proceeding to disclose a Prospect or any of the Evaluation Material, NVHG will promptly so notify RB so that RB may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If such protective order or other remedy is not obtained or RB waives compliance with this Agreement and disclosure of a Prospect or any of the Evaluation Material is required, NVHG will furnish only that information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material furnished.

5. In addition, without the prior written consent of RB, NVHG will not, and will direct such directors, officers, employees and Other Recipients not to, disclose to any person the fact that investigations, discussions or negotiations are taking place concerning a possible business relationship between NVHG and the Prospect, or that NVHG has requested or received Evaluation Material from RB or the Prospect, or any of the terms, conditions or other facts with respect to any such possible business relationship, including the status thereof. The term "person" as used in this Agreement shall be broadly interpreted to include, without limitation, any corporation, RB, group, partnership or individual. The term "person," shall not include any directors, officers, employees and Other Recipients contemplated to receive Evaluation Material in paragraph 3, above.

6. NVHG acknowledges that it is aware, and will advise its affiliates, directors, officers, employees, agents and Other Recipients who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of the Prospect or its affiliates or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7. It is agreed that RB may elect at any time to terminate further access to, and review of, the Prospect or Evaluation Material, at which time the Evaluation Material and all copies, extracts or other reproductions in whole or in part of the Evaluation Material, made by NVHG and those persons to whom NVHG have disseminated the Evaluation Material pursuant hereto, will be returned to RB. All analysis, memoranda, compilations, studies, notes and other documents whatsoever prepared by NVHG or any Other Recipients based on the information contained in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to RB by an authorized officer supervising such destruction.

8. NVHG and RB mutually agree that no effort will be made to circumvent the terms of this Agreement in an attempt to gain commissions, fees, remuneration, or considerations to the benefit of either of the signatories to this Agreement while excluding equal or other agreed-to benefits to the other party.

Initial – Company ______ Initial - **RB** ______

9. NVHG acknowledges and agrees that, in the event of any breach of this Agreement, RB would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that RB, in addition to any other remedy to which it may be entitled in law or equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and that NVHG will not oppose the granting of such relief. The parties agree that the prevailing party in any litigation between them with regard to this Agreement will be reimbursed by the other party for all costs and expenses, including reasonable attorney's fees, incurred by it in connection with such litigation. The parties also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the City and State of New York for any actions, suits or proceeding arising out of or relating to this Agreement and the business relationships contemplated hereby, and further agree that service of any process, summons, notice or document by U.S. registered mail to respective address set forth below shall be effective service of process for any action, suit or proceeding brought pursuant to this Agreement. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the courts of the City and State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim that the action, suit or proceeding has been brought in an inconvenient forum.

10. This Agreement shall inure to the benefit of and be binding upon NVHG and RB and their respective affiliates, heirs, successors and assigns. NVHG agrees that the provisions of this Agreement shall be enforceable directly against NVHG by any such affiliate, heir, successor or assign referred to above.

11. It is further understood and agreed that no failure or delay by a party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

12. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State without regard to such State's conflict of laws and provisions.

13. Statement of Fact (See Exhibit A): As part of the business relationship, NVHG will correspond with RB and RB will correspond with NVHG 'in writing' – email, or fax of any and all ("Prospect(s)"), potential investors, organizations, clients, programs, meetings, discussions, contacts and referrals, so that the parties can track and coordinate the best possible actions to close and add new contacts/referrals. The name of the ("Prospect(s)"), potential investor, organization or client shall go into an Addendum to this Agreement. Additions may be made at any time, but must be in writing, email, or fax by all parties to this Agreement.

14. In the event that any one or more of the provisions of this Agreement shall contravene, or be invalid under the laws of the particular jurisdiction where enforcement of such provision shall be sought, such contravention or invalidity shall not invalidate this Agreement, but this Agreement shall be construed as if the particular provision contravening, or invalidated by, such law has been omitted from this Agreement and the rights and obligations of the parties shall be construed and enforced accordingly.

SIGNATURE PAGE TO FOLLOW

Initial – Company______ Initial - **RB** ______

This Agreement has been executed by the parties on the date first writted above

Reich Brothers, Inc.

By: ______________________
Izzy Goldreich, President

()

By: ______________________

______________________(Title)

REICH BROTHERS INC

EXHIBIT A - STATEMENT OF FACT ADDENDUM

The following people and organizations below are contacts of the Reich Brothers network and are in some stage of development to be utilized by NVHG. Below is a Statement of Fact listing the contacts and clients and any downstream or leads that are a part of Reich Brothers (RB) network.

Name and Contact Information of Lead	COMMENTS	Date Added

Initial – Company ______ Initial - RB ______

204 West 55th Suite 301 New York, NY 10019
Tel: 212-956-3770 Fax: 212-956-3740 Email: Services@ReichBrothers.com Internet: www.ReichBrothers.com